Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
Bank of Marin
415-884-4757 | andreahenderson@bankofmarin.com

Bank of Marin Bancorp Appoints William H. McDevitt as New Board Chairman
Experienced business owner and active board member succeeds Brian Sobel

NOVATO, CA - (April 7, 2022) – The Board of Directors of Bank of Marin Bancorp (Nasdaq: BMRC), parent company of Bank of Marin (collectively, the “Bank”), has appointed William H. “Willie” McDevitt to become Chairman of its two Boards of Directors (collectively, the “Board”), effective May 10, 2022. McDevitt has been a Director since 2007 and was elected Vice Chairman in 2015. He has served on nearly every Board committee and is currently a member of the Executive and Nominating/Governance Committees. McDevitt succeeds Brian Sobel, who has been Chairman since 2015. Sobel will remain a Director on both Boards.

McDevitt brings over 40 years of experience investing in and managing commercial real estate in Marin and Sonoma counties. He is currently a consultant to McDevitt Construction Partners, Inc., which he founded in 1976. In addition, he is President of Sausalito Hotel Corp, which owns and operates The Inn Above Tide.

A long-time proponent for community banks, McDevitt was founding director of Bank of Petaluma until it was acquired in 2000 and has been a loyal Bank of Marin customer since 1993. McDevitt is equally committed to his community serving on the Workforce Development Committee of North Coast Builders Exchange and is a past president. McDevitt has previously been active in the Petaluma Boys & Girls Club, Carousel Fund and the United Way Southern Sonoma. A Marin native, McDevitt has been a resident of Petaluma since 1979.

Sobel steps down after seven years in the role of Chairman, having served longer than any Chairman in the history of the bank. During his tenure, the Bank grew $2.5 billion in assets to $4.3 billion across 31 offices in 10 Northern California counties. Sobel presided over expansion of the Bank’s footprint with the acquisitions of Bank of Napa and American River Bank in Sacramento. The Bank also opened de novo offices in Healdsburg, Walnut Creek and San Mateo while Sobel served as Chairman.

“It has been an honor and a privilege to have served as Chairman of this exceptional Board,” said Sobel. “I have worked closely with Willie for many years and have the utmost confidence in his ability to lead the Board as the Bank continues on its trajectory of growth and success.”

With extensive experience in the corporate and public sectors, Sobel is the principal consultant of Sobel Communications of Petaluma, a media and governmental relations firm. He also provides political analysis for numerous media outlets, including KTVU Fox2, in the San Francisco Bay Area. Sobel is past chair of the Sonoma County Transportation Authority, and a former board member of the Golden Gate Bridge, Highway and Transportation District.

“We are fortunate to have such a strong Board of Directors with many talented business leaders like Brian and Willie who understand the value of community banking,” said Tim Myers, President and Chief Executive Officer. “As Vice Chairman for the past seven years, Willie has been engaged in all significant areas of the Board. The Bank and our shareholders will benefit greatly from the extensive business and Board experience he brings to the role of Chairman.”

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.314 billion as of December 31, 2021, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to
www.bankofmarin.com